Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Investor Relations Telephone: 712.732.4117

FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND

(Storm Lake, Iowa – November 22, 2004) First Midwest Financial, Inc. (NASDAQNM:CASH) announced that the Company will pay a cash dividend of $0.13 per share for the first fiscal quarter of 2005. This dividend will be payable on or about January 3, 2005 to shareholders of record as of December 15, 2004. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At September 30, 2004, First Midwest Financial, Inc. had assets of $780.5 million and shareholders’ equity of $47.3 million.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with five divisions: First Federal Northwest Iowa, Brookings Federal Bank, Iowa Savings Bank, First Federal Sioux Falls, and Meta Payment Systems. Security State Bank operates as a state-chartered commercial bank. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. During the first half of calendar 2005, First Midwest Financial, Inc., will change its name to Meta Financial Group, Inc. (pending shareholder approval). The Company’s stock will continue to trade on the NASDAQ National Market under the symbol “CASH”. For more information see www.fmficash.com.

This release may contain forward-looking statements which reflect management’s expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. A list of factors that could cause actual results to differ materially from those expressed in, or underlying, the Company’s forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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